As filed with the Securities and Exchange Commission on August 5, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIME WARNER INC.
(Exact name of registrant as specified in charter)

Delaware	13-4099534
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

One Time Warner Center
New York, NY 10019-8016
(Address of principal executive offices)

Time Warner Inc. 2010 Stock Incentive Plan
(Full title of the plan)

Paul T. Cappuccio
Executive Vice President and General Counsel
Time Warner Inc.
One Time Warner Center
New York, New York 10019
(212) 484-8000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

                                                                                                                                                                           CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value per share	70,000,000	$31.20	$2,184,000,000	$155,719.20

(1)
The number of shares of common stock, par value $.01 per share (“Common Stock”), stated above consists of the aggregate number of shares that may be issued pursuant to the Time Warner Inc. 2010 Stock Incentive Plan (the “2010 Plan”).  The maximum number of shares that may be issued pursuant to the 2010 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2010 Plan.  Accordingly, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares that may be issued pursuant to the 2010 Plan after the operation of any such anti-dilution and other provisions.

(2)
Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rules 457(c) and (h) under the Securities Act based on the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange, Inc. on July 30, 2010.

PART I

                                                                                                              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 (filing date February 19, 2010).

(b)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (filing date May 5, 2010).

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (filing date August 4, 2010).

(d)	The Registrant’s Current Report on Form 8-K dated January 27, 2010 (filing date January 29, 2010).

(e)	The Registrant’s Current Report on Form 8-K dated April 22, 2010 (filing date April 22, 2010).

(f)	The Registrant’s Current Report on Form 8-K dated May 21, 2010 (filing date May 27, 2010).

(g)	The Registrant’s Current Report on Form 8-K dated May 14, 2010 (filing date July 7, 2010).

(h)
The Registrant’s Current Report on Form 8-K dated January 11, 2001 (filing date January 12, 2001) in which it is reported that the common stock, par value $0.01 per share, of the Registrant is deemed registered pursuant to Rule 12g-3(c) under the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Brenda C. Karickhoff, who is providing an opinion on the legality of the common stock being registered hereby, is Senior Vice President and Deputy General Counsel of the Registrant.  As an employee of the Registrant, Ms. Karickhoff participates in equity compensation plans of the Registrant, on the same basis as other similarly eligible employees, pursuant to which she owns or has options or rights to acquire an aggregate of less than 1% of the Registrant’s outstanding common stock.  Ms. Karickhoff is eligible to participate in the 2010 Plan.

Item 6.  Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (a) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (b) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Registrant’s Restated Certificate of Incorporation or By-laws, as amended, a vote of stockholders or disinterested directors, agreement or otherwise.

Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions or (d) any transaction from which the director derived an improper personal benefit.

Article IX of the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent of Delaware law, no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article VI of the Registrant’s By-laws requires indemnification, to the fullest extent permitted under Delaware law or other applicable law, of any person who is or was a director or officer of the Registrant and who is or was involved in any manner or threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding; provided, however, that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

 In addition, the Registrant’s By-laws provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by the Registrant upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

 The indemnification rights provided in Article VI of the Registrant’s By-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

 As permitted by Delaware law, Article VI of the Registrant’s By-laws authorizes the Registrant to purchase and maintain insurance to protect itself and any director, officer, employee and agent against claims and liabilities that such persons may incur in such capacities.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9. Undertakings.

        (a)   The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant  pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934  that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 5, 2010.

                                  TIME WARNER INC.

By:	/s/ John K. Martin Jr.
	Name:	John K. Martin Jr.
	Title:	Executive Vice President and
Chief Financial Officer

Each of the undersigned directors and officers of Time Warner Inc. hereby severally constitutes and appoints Paul T. Cappuccio, Pascal Desroches, Brenda C. Karickhoff, John K. Martin, Jr., Edward B. Ruggiero and Robert K. Kane, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement filed by Time Warner Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 5, 2010 in the capacities indicated.

                    Signature                                                             Title

/s/ Jeffrey L. Bewkes	Director and Chairman of the Board and
Jeffrey L. Bewkes	Chief Executive Officer (Principal Executive
Officer)

/s/ John K. Martin, Jr.	Executive Vice President and
John K. Martin, Jr.	Chief Financial Officer (Principal Financial
Officer)

/s/ Pascal Desroches	Senior Vice President and Controller
Pascal Desroches	(Principal Accounting Officer)

/s/ James L. Barksdale	Director
James L. Barksdale

/s/ William P. Barr	Director
William P. Barr

/s/ Stephen F. Bollenbach	Director
Stephen F. Bollenbach

/s/ Frank Caufield	Director
Frank Caufield

/s/ Robert C. Clark	Director
Robert C. Clark

/s/ Mathias Döpfner	Director
Mathias Döpfner

/s/ Jessica P. Einhorn	Director
Jessica P. Einhorn

/s/ Fred Hassan	Director
Fred Hassan

/s/ Michael A. Miles	Director
Michael A. Miles

/s/ Kenneth Novack	Director
Kenneth Novack

/s/ Deborah C. Wright	Director
Deborah C. Wright

EXHIBIT INDEX
Exhibit
Number                                                                              Description of Exhibit

4.1
Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on July 27, 2007 (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

*
4.2
Certificate of Amendment, dated June 4, 2008, to the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on June 4, 2008 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 4, 2008).

*
4.3
Certificate of Amendment, dated March 27, 2009, to the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on March 27, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 27, 2009).

*
4.4	By-laws of the Registrant as amended through May 21, 2010 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 21, 2010).	*
4.5	Time Warner Inc. 2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 21, 2010).	*
5	Opinion of Brenda C. Karickhoff, Senior Vice President and Deputy General Counsel of the Registrant.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Brenda C. Karickhoff, Senior Vice President and Deputy General Counsel of the Registrant (included in Opinion filed as Exhibit 5).	*
24	Powers of Attorney (included in the signature page of this Registration Statement on Form S-8 and incorporated herein by reference).	*

* Incorporated by reference